Exhibit 5.1

October 17, 2023

ZyVersa Therapeutics, Inc.

2200 N. Commerce Parkway, Suite 208

Weston, Florida 33326

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ZyVersa Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 on the date hereof, as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by the selling securityholders named in the Registration Statement under the caption “Selling Securityholders” (the “Selling Securityholders”) of an aggregate of 24,647,598 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of up to (i) 5,858,714 shares of our Common Stock issued to certain investors in various private placements to Larkspur Health LLC (the “Sponsor” or “Larkspur”) and certain other investors in connection with the formation of the Sponsor, consummation of Larkspur Health Acquisition Corp.’s initial public offering consummated December 23, 2021 (the “Larkspur IPO”) and at subsequent times (the “Private Placements”), and which includes 35 shares of Series A Preferred Stock (the “Series A Preferred Stock”) converted into 17,500 shares of Common Stock at the new conversion price of $2.00 per share, and 25,000 shares of Common Stock underlying our Series A Preferred Stock; (ii) 4,878,875 shares of our Common Stock (the “PIPE Warrant Shares”) issuable upon the exercise of certain private warrants having an exercise price of $11.50 (the “PIPE Warrants”) issued pursuant to the PIPE Subscription Agreement to the investors signatory thereto (the “PIPE Subscription Agreement”); (iii) 723,234 shares of our Common Stock underlying our Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued to certain advisors in exchange for services at a price of $1,000 per share of such preferred stock and convertible into our Common Stock at a conversion price of $7.00; (iv) 5,825,358 shares of our Common Stock (the “Public Warrant Shares”) issuable upon the exercise of certain public warrants having an exercise price of $11.50 (the “Public Warrants”) issued with shares of Larkspur Class A common stock in the form of units to investors in connection with the Larkspur IPO at a purchase price of $10.00 per unit; (v) 240,204 shares of our Common Stock (the “Private Placement Warrant Shares”) issuable upon the exercise of warrants, having an exercise price of $11.50 issued in connection with the consummation of the Business Combination (as defined in the Registration Statement), which replaced the warrants exercisable for Larkspur Class A common stock (the “Private Placement Warrants”) issued with Larkspur Class A common stock in the form of units to the Sponsor and certain other investors concurrently with the closing of the Larkspur IPO at a purchase price of $10.00 per unit; and (vi) 7,121,213 shares of the Company’s Common Stock (the “Inducement Warrant Shares”) in the form of Inducement Warrants (the “Inducement Warrants”), having an exercise price of $0.1357, issued pursuant to the warrant exercise inducement offer letter (the “Inducement Letter”) entered into on September 13, 2023, by and between the Company and the holder thereto.

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Company’s second amended and restated certificate of incorporation, as amended, and the Company’s second amended and restated bylaws, each as currently in effect, a certificate of good standing, issued by the Delaware Secretary of State as of a recent date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions herein are expressed solely with respect to the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinions are based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify any of the opinions expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The shares of Common Stock are validly issued, fully paid, and nonassessable.

2.	Assuming the Series A Preferred Stock has been issued in accordance with the terms of the Certificate of Designation relating to the Series A Preferred Stock, the shares of Common Stock underlying the Series A Preferred Stock, when issued upon conversion of the Series A Preferred Stock in accordance with the Certificate of Designation relating to the Series A Preferred Stock, will be validly issued, paid, and non-assessable.

3.	Assuming the PIPE Warrants have been issued in accordance with the terms of the PIPE Subscription Agreement and delivered against payment therefor in accordance with the terms of the PIPE Subscription Agreement, the PIPE Warrant Shares, when issued and paid for upon the exercise of the PIPE Warrants in accordance with the terms of the PIPE Warrants and the PIPE Subscription Agreement, will be validly issued, fully paid, and non-assessable.

4.	Assuming the Series B Preferred Stock has been issued in accordance with the terms of the Certificate of Designation relating to the Series B Preferred Stock, the shares of Common Stock underlying the Series B Preferred Stock, when issued upon conversion of the Series B Preferred Stock in accordance with the Certificate of Designation relating to the Series B Preferred Stock, will be validly issued, paid, and non-assessable.

5.	Assuming the Private Placement Warrants have been issued in accordance with the terms of the Warrant Agreement, the Private Warrant Shares, when issued and paid for upon the exercise of the Private Placement Warrants in accordance with the terms of the Private Placement Warrants and the Warrant Agreement, will be validly issued, fully paid, and non-assessable.

6.	Assuming the Public Warrants have been issued in accordance with the terms of the Warrant Agreement, the Public Warrant Shares, when issued and paid for upon the exercise of the Public Warrants in accordance with the terms of the Public Warrants and the Warrant Agreement, will be validly issued, fully paid, and non-assessable.

7.	Assuming the Inducement Warrants have been issued in accordance with the terms of the Inducement Letter, the Inducement Warrant Shares, when issued and paid for upon the exercise of the Inducement Warrants in accordance with the terms of the Inducement Warrants and the Inducement Letter, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP